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Canada Business Corporations Act — Loi canadienne sur les sociétés par actions

ELECTRONIC TRANSACTION REPORT — **RAPPORT DE LA TRANSACTION ÉLECTRONIQUE**

ARTICLES OF AMENDMENT (SECTIONS 27 OR 177) — **CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)**

Processing Type - Mode de traitement: E-Commerce/Commerce-É

1. **Name of Corporation - Dénomination de la société**	2. **Corporation No. - N° de la société**
IMI INTERNATIONAL MEDICAL INNOVATIONS INC.	**358308-2**

3. **The articles of the above-named corporation are amended as follows:**
Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

The articles of the Corporation be amended by changing the name of the Corporation from "IMI International Medical Innovations Inc." to

"PreMD Inc.".

Date	Name - Nom	Signature	Capacity of - en qualité
2005-09-26	RON HOSKING		AUTHORIZED OFFICER

Canada